EXHIBIT 10.2

October 1, 2010
Uri Clinton
c/o Multimedia Games, Inc.
206 Wild Basin Road South, Bldg B
Austin, Texas 78746

Re:	Stay Bonus

Dear Mr. Clinton,

As you are aware, Multimedia Games, Inc. (the “Company”) has publicly announced its intention to explore strategic alternatives for increasing shareholder value.  It is important as we embark upon this process to retain the services of those people we believe are critical to our future success

Your services and contribution to the Company are highly valued.  As a result, we have decided to offer you a retention bonus because we believe you are an important part of the Company’s future success.  This letter sets forth the terms upon which the Company may make a retention bonus payment to you.

If you remain employed with the Company through the Stay Bonus Earned Dates indicated below, and subject to the terms of this letter and your compliance with the terms of your employment agreement and the Company’s Agreement Regarding Proprietary Developments, Confidential Information and Non-Solicitation (the “Proprietary Agreement”), you will receive the indicated cash payment in a lump sum, less appropriate tax withholdings and deductions, on the first regularly scheduled payroll date following the applicable Stay Bonus Earned Date:

Stay Bonus Earned Date	Stay Bonus Amount

June 30, 2010	50% of your then-current base salary

September 30, 2010	60% of your then-current base salary

December 31, 2010	50% of your then-current base salary

If you receive payment of the Stay Bonus Amount for the Stay Bonus Earned Date of September 30, 2010, the amount of any annual bonus you would otherwise be entitled to under the Company’s 2010 annual incentive plan will be reduced by such Stay Bonus Amount.

If your employment with the Company is terminated without Cause, for Good Reason, due to your death, or due to your Disability before a Stay Bonus Earned Date, you will be paid 100% of the Stay Bonus Amount(s) not yet paid, less appropriate tax withholdings and deductions, in a lump sum cash payment on the first regularly scheduled payroll date following the date your employment with the Company terminates, subject to any delay in payment required by Section 409A(a)(2)(B)(i) of the Internal Revenue Code and the regulations thereunder.

In the event of a Change of Control, and provided that your employment with the Company has not terminated prior to the closing of the Change of Control, you will be paid 100% of the Stay Bonus Amount(s) not yet paid, less appropriate tax withholdings and deductions, in a lump sum cash payment no later than the 10th day following the closing of the Change of Control.

However, if your employment with the Company is terminated for Cause or you choose to resign for any reason other than Good Reason or your Disability before the earlier of a Stay Bonus Earned Date or a Change of Control, you will forfeit all of the Stay Bonus Amounts payable on that or any subsequent Stay Bonus Earned Date or as a result of a Change of Control.

The capitalized terms “Cause”, “Change of Control,” “Disability” and “Good Reason” are defined in the Appendix attached to this letter agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

Sincerely,

Multimedia Games, Inc.

By:	/s/ Patrick Ramsey
Patrick Ramsey, CEO

Acknowledged and Agreed to
on October 5, 2010:

/s/ Uri Clinton
Uri Clinton

Appendix

1.
“Cause” means termination based on any one of the following, as determined in good faith by the Chief Executive Officer of the Company:  (a) any intentional act of misconduct or dishonesty by you in the performance of your duties with the Company; (b) any willful failure or refusal by you to attend to your duties with the Company; (c) any material breach of your employment agreement with the Company; (d) your conviction of or plea of “guilty” or “no contest” to any crime constituting a felony or a misdemeanor involving theft, embezzlement, dishonesty, or moral turpitude or (e) your unsatisfactory performance of your duties as determined by the Chief Executive Officer and your failure to improve such performance in the reasonable judgment of the Chief Executive Officer following the 30-day period after your are provided written notice of such unsatisfactory performance.  In the event that the Chief Executive Officer believes that an event has occurred that would constitute a termination for Cause pursuant to clauses (a), (b) or (c), prior to terminating you, the Chief Executive Officer will notify you of such belief in writing, including an explanation of the concern, and you will have 30 days to address the concern to the Chief Executive Officer’s satisfaction prior to the effectiveness of the termination; provided that the Chief Executive Officer may instruct you to take a paid leave of absence during such period.

2.
“Change of Control” means (a) the consummation of a merger, consolidation or reorganization approved by the Company’s stockholders, unless securities representing more than 50% of the total combined voting power of the outstanding voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction; or (b) the sale, transfer or other disposition of all or substantially all of the Company’s assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert other than a sale, transfer or disposition to an entity, at least 50% of the combined voting power of the voting securities of which is owned by the Company or by stockholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such sale; or (c) any transaction or series of related transactions within a period of 12 months pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(l) under the Securities Exchange Act of 1934, as amended (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) acquires (other than directly from the Company) beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than 35% of the total combined voting power of the Company’s securities outstanding immediately after the consummation of such transaction or series of related transactions.

3.
“Disability” means that you have ceased to be able to perform the essential functions of your duties, with or without reasonable accommodation, for a period of not less than 180 days, due to a mental or physical illness or incapacity; as determined in the good faith judgment of the Chief Executive Officer and confirmed by the opinion of an independent medical physician.

4.
“Good Reason” means the occurrence of any of the following:  (a) the assignment to you of duties materially adverse to the status of your position with the Company or a material adverse alteration in the nature or status of your responsibilities, duties or authority; (b) a material reduction by the Company in your then base salary or target bonus, a material reduction in other benefits, or the failure by the Company to pay any material portion of your current compensation when due; (c) a requirement that you report to a primary work location that is more than 50 miles from the Company’s current location in Austin, Texas, or the Company requiring you to be based anywhere other than the location of the Company’s principal offices in Austin (except for required travel in the Company’s business to the extent substantially consistent with your present business obligations); (d) the failure of the you and any successor company following a Change of Control either to (A) maintain (through assignment, transfer or otherwise) your employment agreement in full force and effect, or (B) reach a mutually agreeable new employment agreement, so long as you are willing and able to execute a new agreement that substantially provides similar terms and conditions to your existing employment agreement.  Notwithstanding the foregoing, your resignation shall not be treated as a resignation for Good Reason unless (x) you notify the Company in writing of a condition constituting Good Reason within 45 days following your becoming aware of such condition; (y) the Company fails to remedy such condition within 30 days following such written notice (the “Remedy Period”); and (z) you resign within 30 days following the expiration of the Remedy Period.

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